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                                                              EXHIBIT 99.1

TWEETER HOME ENTERTAINMENT GROUP ANNOUNCES THAT IT HAS COMPLETED THE ACQUISITION OF UNITED AUDIO CENTERS, INC.



CANTON, MA., April 3, 2000 -- Tweeter Home Entertainment Group, Inc., (Nasdaq:
TWTR) announced today that the company has completed the acquisition of the retail operations of United Audio Centers, Inc. United Audio Centers has seven stores in greater Chicago area, and reported retail revenue of approximately $49 million for the year ended January 30, 2000. This was an all-stock transaction, accounted for as a purchase. Tweeter issued 200,000 shares from its shelf registration filed on April 13, 1999 with the Securities and Exchange Commission.

Tweeter President and CEO Jeffrey Stone said "United is one of the jewels of specialty consumer electronic retailing and we are proud to have them as part of our company. This is another stepping stone in our continued national expansion and gives us a tremendous opportunity to grow our business in yet another part of the country."

According to Joe McGuire, Tweeter's CFO, "We expect this acquisition to be earnings neutral for the balance of fiscal 2000, and accretive to earnings for fiscal 2001. We will look to grow this contribution as we further develop the greater Chicago market, and expand the United Audio Centers brand into surrounding Mid-West markets in the near future."

Tweeter Home Entertainment Group, Inc. is a specialty retailer of mid to high-end audio and video consumer electronics products. The Company operates 83 stores under the Tweeter, etc. name in the New England market, the Bryn Mawr Stereo & Video name in the Mid-Atlantic market, the HiFi Buys name in the Southeast market, the Home Entertainment name in the Texas market, the DOW Stereo/Video name in the San Diego, California market, and United Audio Centers in the Chicago, Illinois market. The Company's stores feature an extensive selection of home and car audio systems and components, portable audio equipment, and home video products, including large screen and digital televisions, DVD players, digital satellite systems, and camcorders.

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To arrange an interview with a senior executive at Tweeter, contact Anne-Marie
Boucher at (781) 830-3478. Further information on Tweeter Home Entertainment Group can also be found on the company's web site at www.twtr.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words "expects," "anticipates," "believes," and words of similar import, constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to various risks and uncertainties, including those related to Company growth and acquisitions, dependence on key personnel, the need for additional financing, competition and seasonal fluctuations, and those referred to in the Company's Registration Statement on Form S-3 filed in January 2000, that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward looking statements.
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